EXHIBIT 4.7

THE REGISTERED HOLDER OF THIS WARRANT BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS WARRANT EXCEPT AS HEREIN PROVIDED.

NOT EXERCISABLE PRIOR TO JANUARY __, 2004. VOID AFTER 5:00 P.M. EASTERN TIME, JANUARY __, 2008.


                                     WARRANT

                            For the Purchase of up to

                              160,000 Common Shares

                            CPI AEROSTRUCTURES, INC.

                            (A New York Corporation)


1.   Warrant.

     THIS CERTIFIES THAT, in consideration of $100.00 duly paid by or on behalf of ____________________________ ("Holder"), as registered owner of this Warrant, to CPI Aerostructures, Inc. ("Company"), Holder is entitled, at any time or from time to time at or after January __, 2004 ("Commencement Date"), and at or before 5:00 p.m., Eastern Time, January __, 2008 ("Expiration Date"), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to one hundred sixty thousand (160,000) Common Shares of the Company, $.001 par value ("Common Shares") during the period commencing one year and expiring five years from the effective date of the registration statement on Form SB-2
(No. 333-_____) ("Registration Statement") pursuant to which the Company has registered Common Shares ("Effective Date"). This Warrant is one of a series of similar warrants of like tenor to purchase up to 160,000 Common Shares (collectively, the "Warrants"). The Common Shares are sometimes referred to herein as the "Securities." If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Warrant may be exercised on the next succeeding day that is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Warrant. This Warrant is initially exercisable at $___ per Common Share purchased; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Warrant, including the exercise price and the number of Common Shares to be received upon such exercise, shall be adjusted as therein specified. The term "Exercise Price" shall mean the initial exercise price or the adjusted exercise price, depending on the context.


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2.   Exercise.

     2.1 Exercise Form. In order to exercise this Warrant, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Warrant and payment of the Exercise Price in cash or by certified check or official bank check for the Securities being purchased. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

     2.2 Legend. Each certificate for Securities purchased under this Warrant shall bear a legend as follows unless such Securities have been registered under the Securities Act of 1933, as amended:

          "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended ("Act"), or applicable state law. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law."

     2.3 Conversion Right.

          2.3.1 Determination of Amount. In lieu of the payment of the Exercise Price in the manner required by Section 2.1, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Warrant into securities ("Conversion Right") as follows: Upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Common Shares equal to the quotient obtained by dividing (x) the "Value" (as defined below), at the close of trading on the next to last trading day immediately preceding the exercise of the Conversion Right, of the portion of the Warrant being converted by (y) the Market Price (as defined below) at that same time. The "Value" of the portion of the Warrant being converted shall equal the remainder derived from subtracting (a) the Exercise Price multiplied by the number of Common Shares underlying the portion of the Warrant being converted from (b) the Market Price of the Common Shares multiplied by the number of Common Shares underlying the portion of the Warrant being converted. As used in this Section 2.3, the term "Market Price" at any date shall be deemed to be the last reported sale price of the Common Shares on such date, or, in case no such reported sale takes place on such day, the average of the last reported sale price for the three immediately preceding trading days, in either case as officially reported by the principal securities exchange on which the Common Shares are listed or admitted to trading, or, if the Common Shares are not listed or admitted to trading on any national securities exchange or if any such exchange on which the Common Shares are listed is not the principal trading market, the last reported sale price as furnished by the NASD through the Nasdaq National Market or SmallCap Market, or, if applicable, the OTC Bulletin Board or successor trading

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

medium, or if the Common Shares are not listed or admitted to trading on any of the foregoing markets, or similar organization, as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

          2.3.2 Mechanics of Conversion. The Conversion Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Warrant with a duly executed exercise form attached hereto with the conversion right section completed to the Company, exercising the Conversion Right and specifying the total number of Common Shares that the Holder will purchase pursuant to such Conversion Right.

3. Transfer.

     3.1 General Restrictions. The registered Holder of this Warrant, by its acceptance hereof, agrees that it will not sell, transfer or assign or hypothecate this Warrant prior to the Commencement Date to anyone other than (i) an officer or partner of such Holder, (ii) an officer of EarlyBirdCapital, Inc. ("EBC" or the "Representative") or an officer or partner of any Selected Dealer that executed the Selected Dealer Agreement between the Representative and the members of the selling group ("Selected Dealer") or member of the underwriting syndicate ("Underwriter") in connection with the Company's public offering with respect to which this Warrant has been issued, or (iii) any Underwriter or Selected Dealer. On and after the Commencement Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall immediately transfer this Warrant on the books of the Company and shall execute and deliver a new Warrant or Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Common Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

     3.2 Restrictions Imposed by the Act. This Warrant and the Securities underlying this Warrant shall not be transferred unless and until (i) the Company has received the opinion of counsel for the Holder that this Warrant or the Securities, as the case may be, may be transferred pursuant to an exemption from registration under the Act and applicable state law, the availability of which is established to the reasonable satisfaction of the Company (the Company hereby agreeing that an opinion of Graubard Miller in form and substance reasonably satisfactory to the Company shall be deemed satisfactory evidence of the availability of an exemption), or (ii) a registration statement relating to such Warrant or Securities, as the case may be, has been filed by the Company and declared effective by the Securities and Exchange Commission ("Commission") and compliance with applicable state law.

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

4. New Warrants to be Issued.

     4.1 Partial Exercise, Conversion or Transfer. Subject to the restrictions in Section 3 hereof, this Warrant may be exercised, converted or assigned in whole or in part. In the event of the exercise, conversion or assignment hereof in part only, upon surrender of this Warrant for cancellation, together with the duly executed exercise or assignment form and funds (except in the case of conversion) sufficient to pay any Exercise Price and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Warrant of like tenor to this Warrant in the name of the Holder evidencing the right of the Holder to purchase the aggregate number of Common Shares purchasable hereunder as to which this Warrant has not been exercised or assigned.

     4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and of reasonably satisfactory indemnification, the Company shall execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5. Registration Rights.

     5.1 Demand Registration.

          5.1.1 Grant of Right. The Company, upon written demand ("Initial Demand Notice") of the Holder(s) of at least 51% of the Warrants and/or the underlying Common Shares ("Majority Holders"), agrees to register, on one occasion, all or any portion of the Warrants requested by the Majority Holders in the Initial Demand Notice and all of the Securities underlying such Warrants (collectively the "Registrable Securities"). On such occasion, the Company will file a registration statement covering the Registrable Securities within sixty
(60) days after receipt of the Initial Demand Notice and use its best efforts to have the registration statement declared effective promptly thereafter. If the Company fails to comply with the provisions of this Section 5.1.1, the Company shall, in addition to any other equitable or other relief available to the Holder(s), be liable for any and all incidental, special and consequential damages sustained by the Holder(s). The demand for registration may be made at any time during a period of four years beginning one year from the Effective Date. The Company covenants and agrees to give written notice of its receipt of any Initial Demand Notice by any Holder(s) to all other registered Holders of the Warrants and/or the Registrable Securities within ten (10) days from the date of the receipt of any such Initial Demand Notice.

          5.1.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, but the Holders shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities. The Company agrees to use its best efforts to cause the filing required herein to become effective promptly and to qualify or register the Registrable Securities in such States as are reasonably requested by the Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a State in which such registration would cause (i) the Company to be obligated to register or license to do business in

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

such State or submit to general service of process in such State, or (ii) the principal Shareholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall cause any registration statement filed pursuant to the demand right granted under Section 5.1.1 to remain effective until all of the Registrable Securities covered by such registration statement have been sold.

     5.2 "Piggy-Back" Registration.

          5.2.1 Grant of Right. In addition to the demand right of registration, the Holders of the Warrants shall have the right at any time for a period of six
(6) years commencing one year from the Effective Date to include the Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8 or any equivalent form); provided, however, that if, in the written determination of the Company's managing underwriter or underwriters, if any, for such offering, the inclusion of the Registrable Securities, when added to the securities being registered by the Company or the selling shareholder(s), will exceed the maximum amount of the Company's securities that can be marketed (i) at a price reasonably related to their then current market value, or (ii) without materially and adversely affecting the entire offering, the Company shall nevertheless register all or any portion of the Registrable Securities required to be so registered but such Registrable Securities shall not be sold by the Holders until 90 days after the registration statement for such offering has become effective and provided further that, if any securities are registered for sale on behalf of other shareholders in such offering and such shareholders have not agreed to defer such sale until the expiration of such 90 day period, the number of securities to be sold by all shareholders in such public offering during such 90 day period shall be apportioned pro rata among all such selling shareholders, including all holders of the Registrable Securities, according to the total amount of securities of the Company owned by said selling shareholders, including all holders of the Registrable Securities.

          5.2.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, but the Holders shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than thirty (30) days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each registration statement filed by the Company until such time as all of the Registrable Securities have been sold by the Holder. The holders of the Registrable Securities shall exercise the "piggy-back" rights provided for herein by giving written notice, within twenty (20) days of the receipt of the Company's notice of its intention to file a registration statement. The Company shall cause any registration statement filed pursuant to the above "piggyback" rights to remain effective until all of the Registrable Securities covered by such registration statement have been sold.

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

     5.3 General Terms.

          5.3.1 Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls any such Holder within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), against all loss, claim, damage, expense or liability (including all reasonable attorneys' fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Underwriters contained in Section 5 of the Underwriting Agreement between the Underwriters and the Company, dated the Effective Date. The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company against all loss, claim, damage, expense or liability (including all reasonable attorneys' fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 5 of the Underwriting Agreement pursuant to which the Underwriters have agreed to indemnify the Company.

          5.3.2 Exercise of Warrants. Nothing contained in this Warrant shall be construed as requiring the Holder(s) to exercise their Warrants prior to or after the initial filing of any registration statement or the effectiveness thereof.

          5.3.3 Documents Delivered to Holders. The Company shall furnish to each Holder participating in any of the foregoing offerings and to each underwriter of any such offering, if any, a signed counterpart, addressed to such Holder or underwriter, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (ii) a "cold comfort" letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities. The Company shall also deliver promptly to each Holder participating in the offering requesting the correspondence and memoranda described below and to the managing underwriter copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to

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

discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. ("NASD"). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times as any such Holder shall reasonably request, provided that all such persons sign a confidentiality agreement.

          5.3.4 Underwriting Agreement. The Company shall enter into an underwriting agreement with the managing underwriter(s) selected by the Majority Holders whose Registrable Securities are being registered pursuant to Section 5.1, which managing underwriter shall be reasonably satisfactory to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriter, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all of the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriter except as they may relate to such Holders, their shares and their intended methods of distribution.

          5.3.5 Documents to be Delivered by Holder(s). Each of the Holder(s) participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling securityholders.

6. Adjustments.

     6.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Common Shares underlying the Warrant shall be subject to adjustment from time to time as hereinafter set forth:

          6.1.1 Stock Dividends, Recapitalization, Reclassification, Split-Ups. If after the date hereof, and subject to the provisions of Section 6.2 below, the number of outstanding Common Shares is increased by a stock dividend payable in Common Shares or by a split-up, recapitalization or reclassification of Common Shares or other similar event, then, on the effective date thereof, the number of Common Shares issuable on exercise of this Warrant shall be increased in proportion to such increase in outstanding shares. For example, if the Company declares a two-for-one stock dividend and at the time of such dividend the Warrant is for the purchase of 1,000 Common Shares at $10.00 per share, upon effectiveness of the dividend, the Warrant will be adjusted (disregarding for

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purposes of this example that adjustments shall be rounded to the nearest cent, as provided in Section 6.1.3) to allow for the purchase of 2,000 shares at $5.00 per share.


          6.1.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.2, the number of outstanding Common Shares is decreased by a consolidation, combination or reclassification of Common Shares or other similar event, then, upon the effective date thereof, the number of Common Shares issuable on exercise of the Warrant shall be decreased in proportion to such decrease in outstanding shares.

          6.1.3 Adjustments in Exercise Price. Whenever the number of Common Shares purchasable upon the exercise of this Warrant is adjusted, as provided in this Section 6.1, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Common Shares purchasable upon the exercise of this Warrant immediately prior to such adjustment, and (y) the denominator of which shall be the number of Common Shares so purchasable immediately thereafter.

          6.1.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Common Shares other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of such Common Shares, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Warrant shall have the right thereafter (until the expiration of the right of exercise of this Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a Holder of the number of Common Shares of the Company obtainable upon exercise of this Warrant immediately prior to such event; and if any reclassification also results in a change in Common Shares covered by Section
6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2, 6.1.3 and this Section 6.1.4. The provisions of this Section 6.1.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

          6.1.5 Changes in Form of Warrant. This form of Warrant need not be changed because of any change pursuant to this Section, and Warrants issued after such change may state the same Exercise Price and the same number of Common Shares as are stated in the Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Warrants reflecting a required or permissive change shall not be deemed to waive any rights to a prior adjustment or the computation thereof.

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     6.2 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Common Shares upon the exercise or transfer of this Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down to the nearest whole number of Common Shares or other securities, properties or rights.

7. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon exercise of the Warrants, such number of Common Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Warrants and payment of the Exercise Price therefor, all Common Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as the Warrants shall be outstanding, the Company shall use its reasonable best efforts to cause all Common Shares issuable upon exercise of the Warrants to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable on Nasdaq) on which the Common Shares issued to the public in connection herewith is then listed and/or quoted.


8. Certain Notice Requirements.

     8.1 Holder's Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Warrants and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be.

     8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Common Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

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     8.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change ("Price Notice"). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company's President and Chief Financial Officer.

     8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Warrant shall be in writing and shall be deemed to have been duly made on the date of delivery if delivered personally or sent by overnight courier, with acknowledgement of receipt to the party to which notice is given, or on the fifth day after mailing if mailed to the party to whom notice is to be given, by registered or certified mail, return receipt requested, postage prepaid and properly addressed as follows: (i) if to the registered Holder of the Warrant, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to its principal executive office.

9. Miscellaneous.

     9.1 Amendments. The Company and the Representative may from time to time supplement or amend this Warrant without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Representative may deem necessary or desirable and that the Company and the Representative deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of the party against whom enforcement of the modification or amendment is sought.

     9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Warrant.

     9.3 Entire Agreement. This Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

     9.4 Binding Effect. This Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their respective successors, legal representatives and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Warrant or any provisions herein contained.

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

     9.5 Governing Law; Submission to Jurisdiction. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Warrant shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address described in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company agrees that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys' fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

     9.6 Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

     9.7 Exchange Agreement. As a condition of the Holder's receipt and acceptance of this Warrant, Holder agrees that, at any time prior to the complete exercise of this Warrant by Holder, if the Company and Research Partners International, Inc. enter into an agreement ("Exchange Agreement") pursuant to which they agree that all outstanding Warrants will be exchanged for securities or cash or a combination of both, then the Holder shall agree to such exchange and become a party to the Exchange Agreement.

     9.8 Representative's Right to Assign. Notwithstanding the provisions of
Section 3 of this Agreement, and without the consent of the Company or any of the Holders, the Representative shall be entitled at any time to assign any of its rights or duties hereunder, including pursuant to Section 9.1, to any registered broker-dealer a majority of the outstanding equity securities of which is owned by Research Partners International, Inc.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the __ day of January, 2003.


                                      CPI AEROSTRUCTURES, INC.



                                      By:__________________________________
                                           Edward J. Fred
                                           President and Chief Financial Officer

Form to be used to exercise Warrant:

CPI Aerostructures, Inc.
200A Executive Drive
Edgewood, New York 11717


Date:_________________, 200__

     The undersigned hereby elects irrevocably to exercise the within Warrant and to purchase ____ Common Shares of CPI Aerostructures, Inc. and hereby makes payment of $____________ (at the rate of $_________ per Common Share) in payment of the Exercise Price pursuant thereto. Please issue the Common Shares as to which this Warrant is exercised in accordance with the instructions given below.

                                       or
                                       --

     The undersigned hereby elects irrevocably to exercise the within Warrant and to purchase _________ Common Shares of CPI Aerostructures, Inc. by surrender of the unexercised portion of the within Warrant (with a "Value" of $_______ based on a "Market Price" of $__________). Please issue the Common Shares as to which this Warrant is exercised in accordance with the instructions given below.

                                    ------------------------------
                                    Signature

     NOTICE: The signature to this form must correspond with the name as written upon the face of the within Warrant in every particular without alteration or enlargement or any change whatsoever.


                  INSTRUCTIONS FOR REGISTRATION OF SECURITIES


Name     ________________________________________________________
                           (Print in Block Letters)

Address  ________________________________________________________

Form to be used to assign Warrant:


                                   ASSIGNMENT


     (To be executed by the registered Holder to effect a transfer of the within Warrant):

     FOR VALUE RECEIVED,__________________________________ does hereby sell, assign and transfer unto ______________________ the right to purchase ____________ Common Shares of CPI Aerostructures, Inc. ("Company") evidenced by the within Warrant and does hereby authorize the Company to transfer such right on the books of the Company.

Dated:___________________, 200_


                                    ------------------------------
                                    Signature

------------------------------
Signature Guaranteed

     NOTICE: The signature to this form must correspond with the name as written upon the face of the within Warrant in every particular without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.